Exhibit 99.3

EQUITY COMMITMENT LETTER AND GUARANTEE

August 11, 2013

DFC Holdings, LLC.

c/o Castle & Cooke, Inc.

10900 Wilshire Boulevard

Los Angeles, California 90024

Re:	Acquisition of Dole Food Company, Inc.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among DFC Holdings, LLC (“Parent”), DFC Merger Corp., a wholly owned subsidiary of Parent (“Purchaser”), David H. Murdock (“Murdock” or “Investor”), and Dole Food Company, Inc. (the “Company”), pursuant to which, subject to the terms and conditions thereof, Purchaser will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement. This letter (this “Letter”) is being delivered to Parent in connection with the execution of the Merger Agreement.

1. Equity Commitment. This Letter confirms the commitment of the undersigned Investor, subject to the conditions set forth herein, to purchase from, or to cause one or more assignees permitted by paragraph 4 of this Letter (a “Permitted Assignee”) to directly or indirectly contribute to, Parent equity in an aggregate amount of $200,000,000 (such amount being referred to as the “Commitment”) to the extent necessary to fund when due, in accordance with the terms and conditions of the Merger Agreement, a portion of the Merger Consideration, cash amounts payable to the holders of Company Options, the refinancing of existing indebtedness of the Company and to pay related fees and expenses; provided, however, that neither Investor nor his Permitted Assignees shall, under any circumstances, be obligated to contribute to, purchase equity or debt of, or otherwise provide funds, to Parent in any amount in excess of the Commitment; and provided, further, that the amount to be funded under this Letter may be reduced if, and only if, pursuant to the terms of the Merger Agreement, Parent does not require at the Closing the full amount of the Commitment to effect the Merger, in which case the amount to be funded under this Letter will be reduced at Closing to the full amount so required.

2. Conditions. The obligation of Investor and his Permitted Assignees to fund the Commitment is subject to the (a) execution and delivery of the Merger Agreement by the Company, (b) satisfaction or waiver at the Closing of each of the conditions to Parent’s and Parent’s obligations to consummate the transactions contemplated by the Merger Agreement set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), (c) substantially concurrent funding of the financing transactions contemplated under the Debt Commitment Letter (as may be amended or replaced in accordance with Section 6.7 of the Merger Agreement), and (d) contemporaneous consummation of the Closing.

3. Termination. This Letter, and Investor’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms and performance of all surviving obligations thereunder, and (b) the Closing, at which time the obligation will be fulfilled. Upon termination of this Letter, Investor shall not have any further obligations or liabilities under this Letter. Notwithstanding anything to the contrary in this Letter, paragraphs 3 and 8 to 11 shall survive indefinitely any termination of this Letter.

4. Assignment. Except as set forth in the next sentence, the rights and obligations under this Letter may not be assigned by any party hereto without the prior written consent of each of Parent, Investor and the Company, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph 4. Investor may assign all or a portion of its obligations to fund the Commitment to one or more of its controlled company affiliates, entities and investment vehicles; provided that no such assignment shall relieve Investor of his obligation to fund the Commitment (or any portion thereof).

5. Amendment and Waiver. This Letter may not be amended, and no provision hereof may be waived or modified, except by an instrument in writing signed by Parent, Investor and the Company, except that this Letter may be amended by the sole action of Investor solely to reflect the addition of one or more Permitted Assignees of all or a portion of its obligations to fund the Commitment as and to the extent provided for in the last sentence in paragraph 4.

6. Parties in Interest; Third Party Beneficiaries. This Letter shall be binding on Investor solely for the benefit of Parent, and nothing set forth in this Letter shall be construed to confer upon or give to any person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this Letter; provided that the Company is an express third-party beneficiary hereof and shall have the enforcement rights provided in clause (b) of paragraph 7 and no others.

7. Enforceability. This Letter may only be enforced by (a) Parent, or (b) the Company directly seeking specific performance of the Investor’s obligation to fund the Commitment, in each case subject to the terms and conditions set forth herein and in the Merger Agreement.

8. Guarantee. Investor hereby absolutely, unconditionally and irrevocably guarantees to the Company the full and timely compliance with and performance of the obligations of Parent and Purchaser (or any subsidiary of Parent that is a permitted assignee of Purchaser pursuant to Section 9.2 of the Merger Agreement) under the Merger Agreement, including the due, punctual and complete payment of the Termination Fee in accordance with Section 9.11 of the Merger Agreement (the “Guaranteed Obligations”), to the extent that any of the same shall become due and payable or performance of or compliance with any of the same shall be required (the “Guaranty”). The Guaranty is an irrevocable, absolute, continuing guaranty of payment, and not a guaranty of collection. Investor’s obligations under the Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full of the Guaranteed Obligations) and shall not be subject to any (a) defense, counterclaim, set-off or deduction Investor has with respect to Parent and Purchaser and shall remain in full force and effect without regard to, and shall not be released, impaired or discharged by, any circumstance or condition (whether or not Investor shall have any knowledge or notice thereof) whatsoever that might otherwise constitute a legal or equitable discharge or defense in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Parent or Purchaser, or their respective properties or their creditors or any action taken by any trustee or receiver or by any court in any such proceeding or (b) other circumstance whatsoever that constitutes or might be construed to constitute an equitable or legal discharge of Investor as a guarantor hereunder relating to the actions or conditions of Parent and its Subsidiaries. Investor unconditionally waives: (i) all notices and demands which may be required by law or otherwise to preserve any rights against Investor under the Guaranty, including notice of the acceptance of this Agreement or the Guaranty; and (ii) presentment, demand, notice of dishonor, protest, notice of nonpayment and all other notices and demands.

9. Confidentiality. The existence of this Letter and its terms shall be treated as confidential and this Letter is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This Letter may not be disclosed, used, circulated, quoted or otherwise referred to in any document, except with the written consent of Investor. The foregoing notwithstanding, and without prejudice to paragraph 6 of this Letter, this Letter may be provided to the Company and its affiliate and representatives if the Company agrees to treat this Letter as confidential, except that the Company and Investor may disclose the existence of this Letter to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement.

10. Governing Law and Jurisdiction. This Letter shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if said court lacks jurisdiction over the matter, the Federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Letter and of the documents referred to in this Letter, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Letter or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Letter or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined only in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of the Merger Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

11. Counterparts. This Letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Letter shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including, without limitation, the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

DAVID H. MURDOCK

/s/ David H. Murdock

Accepted and Acknowledged:

DFC HOLDINGS, LLC

By:	/s/ David H. Murdock
	Name:	David H. Murdock
	Title:	Manager

Accepted and Acknowledged (for purposes of paragraph 8):

DOLE FOOD COMPANY, INC.

By:	/s/ Charles M. Carter
	Name:	Charles M. Carter
	Title:	President & COO